EXHIBIT 16




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                                  May 8, 2014



Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549


Ladies and Gentlemen:


We have read Item 4.01 of the Form 8-K dated December 12, 2013, of Diversified Resources, Inc. and are in agreement with the statements contained therein inasmuch as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.



/s/ MaloneBailey, LLP
Houston, Texas